Exhibit 23.5

January 5, 2010

IFM Investments Limited

26/A, East Wing, Hanwei Plaza

No.7 Guanghua Road, Chaoyang District

Beijing 100004, People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 of IFM Investments Limited (the “Company”), and in all amendments and supplements thereto, as a person who will become a member of the board of directors of the Company effective upon the completion of the Company’s initial public offering of its ordinary shares in the form of American depositary shares.

Sincerely yours,

/s/ Conor Chiahung Yang
Conor Chiahung Yang

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